UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 4, 2011

Augme Technologies, Inc.

(Exact name of registrant as specified in Charter)

Delaware	333-57818	20-0122076
(State or other	(Commission	(IRS Employer
jurisdiction of	File	Identification
incorporation)	No.)	No.)

43 West 24th Street, Suite 11B

New York, NY 10010

(Address of Principal Executive Offices)

(855) 423-5433

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

On October 4, 2011 the Board of Directors of Augme Technologies, Inc. (the “Company”) authorized the Company to enter into an Indemnification Agreement with each of its directors, the former director named in Item 5.02 hereof and certain executive officers. The Indemnification Agreements generally will require the Company to indemnify and hold such persons harmless to the greatest extent permitted by Delaware law for liabilities arising out of such person’s service to the Company as a director or executive officer, if such person acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to criminal proceedings, if the person had no reasonable cause to believe that his or her conduct was unlawful. In addition, the Indemnification Agreements will require the Company to make advance payment to such persons of legal expenses and amounts paid in settlement in connection with any threatened, pending or completed action, suit, investigation or proceeding, provided such person provides an undertaking agreeing to repay such advancement if it is ultimately determined that such person is not entitled to be indemnified against such expenses. The foregoing description is merely a summary and is qualified in its entirety by the form of each Indemnification Agreement.

On October 4, 2011, the warrant issued on June 17, 2010 (the “Warrant”) to Palisades Management, LLC, an affiliate of Shelly Meyers, as described under the heading Certain Relationships and Related Transactions in the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2011, was amended to provide for cashless exercise of the Warrant.

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 4, 2011 Shelly Meyers resigned as a director of the Company. Ms. Meyers’ resignation was not because of a disagreement with the Company on any matters relating to the Company’s operations, policies or practices. Ms. Meyers remains a consultant to the Company.

Item 9.01               Financial Statements and Exhibits

                                Exhibit 99.1. Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated October 6, 2011

Augme Technologies, Inc.
(Registrant)

By:	/s/ Paul R. Arena
Paul R. Arena
Chief Executive Officer